EXHIBIT 5.1

August 25, 2003

Factory Card & Party Outlet Corp.

2727 Diehl Road

Naperville, Illinois 60563

Gentlemen:

A Registration Statement on Form S-8 (the “Registration Statement”) is being filed on or about the date of this letter with the Securities and Exchange Commission to register 250,000 shares of common stock, par value $.01 per share (the “Shares”), of Factory Card & Party Outlet Corp. (the “Company”) which may from time to time be offered by the Company in connection with the Factory Card & Party Outlet Corp. 2003 Equity Incentive Plan (the “Plan”).

We have acted as counsel to the Company in connection with the Registration Statement. In rendering this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the corporate records of the Company, including its Amended and Restated Certificate of Incorporation, its Amended and Restated By-Laws, and minutes of directors’ and stockholders’ meetings, and such other documents (including the Plan) which we have deemed relevant or necessary as the basis for the opinion as hereinafter set forth.

We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or otherwise, to enter into and to perform their respective obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinion expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Factory Card & Party Outlet Corp.

August 25, 2003

Based upon and subject to the foregoing, it is our opinion that (a) the Shares have been duly authorized by all necessary corporate action on the part of the Company and (b) upon (i) payment for and delivery of the Shares as contemplated by the Registration Statement and the Plan (including any option agreements governing the terms of exercise of options granted pursuant to the Plan), (ii) the countersigning of any certificates representing the Shares by a duly authorized signatory of the registrar for the common stock, par value $.01 per share and (iii) the Registration Statement becoming effective under the Securities Act of 1933, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

SONNENSCHEIN NATH & ROSENTHAL LLP

By:	/s/ NEIL I. AIZENSTEIN
Neil I. Aizenstein